UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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MoonLake Immunotherapeutics
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Dorfstrasse 29, Zug, Switzerland 6300
NOTICE OF THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2023
To the Shareholders of MoonLake Immunotherapeutics:
NOTICE IS HEREBY GIVEN, that MoonLake Immunotherapeutics (the “Company”) will hold its 2023 Annual General Meeting of Shareholders (the “Annual Meeting”) on Wednesday, June 7, 2023, at 8:00 a.m. Eastern Time at the offices of Gibson, Dunn & Crutcher LLP, located at 200 Park Avenue, New York, New York 10166. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):
(1)	To elect the two Class I director nominees named in the Proxy Statement to serve until the 2026 Annual General Meeting of Shareholders or until their successors are duly elected and qualified;
(2)	To ratify, by ordinary resolution, the selection of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and
(3)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors has fixed April 13, 2023 as the record date. Only shareholders of record at the close of business on that date will be entitled to notice of, and to attend and vote at the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,

/s/ Dr. Jorge Santos da Silva

Dr. Jorge Santos da Silva Chief Executive Officer

Zug, Switzerland April 26, 2023
Whether or not you expect to attend the Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS
Helix-Moonlake Merger. On April 5, 2022 (the “Merger Closing”), MoonLake Immunotherapeutics, a Cayman Islands exempted company (formerly known as Helix Acquisition Corp. prior to the Merger Closing, “Helix”), consummated a merger pursuant to a Business Combination Agreement dated October 4, 2021 (the “Business Combination Agreement”), by and among Helix, MoonLake Immunotherapeutics AG, a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the Canton of Zug, Switzerland under the number CHE-433.093.536 (“MoonLake AG”), the existing equityholders of MoonLake AG set forth on the signature pages to the Business Combination Agreement and equityholders of MoonLake AG that executed joinders to the Business Combination Agreement (collectively, the “ML Parties”), Helix Holdings LLC, a Cayman Islands limited liability company and the sponsor of Helix (the “Sponsor”), and the representative of the ML Parties (such transactions contemplated by the Business Combination Agreement, collectively, the “Merger”). In connection with the Merger Closing, the Company changed its name from Helix Acquisition Corp. to MoonLake Immunotherapeutics.
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual General Meeting of Shareholders to Be Held on June 7, 2023. The Proxy Statement and Annual Report for the year ended December 31, 2022 are available at www.proxyvote.com.
Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement, including statements about the Company’s Board of Directors, corporate governance practices, executive compensation program, equity compensation utilization and environment, social and governance (“ESG”) initiatives, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may”, “might”, “will”, “objective”, “intend”, “should”, “could”, “can”, “would”, “expect”, “believe”, “design”, “estimate”, “predict”, “potential”, “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.
Use of Trademarks. MoonLake is the trademark of MoonLake Immunotherapeutics. Other names and brands may be claimed as the property of others.

Dorfstrasse 29, Zug, Switzerland 6300

PROXY STATEMENT
FOR THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING
What Is the Purpose of These Proxy Materials?
We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of MoonLake Immunotherapeutics (“we”, “us”, “our” or the “Company”) for use at the 2023 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on June 7, 2023 at 8:00 a.m. Eastern Time, or at any other time following adjournment or postponement thereof. You are invited to attend the Annual Meeting at the offices of Gibson, Dunn & Crutcher LLP, located at 200 Park Avenue, New York, New York 10166 and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our shareholders on or about April 26, 2023.
Why Did I Receive a Notice of Internet Availability?
Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our shareholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.
Who Can Vote?
Only shareholders of record at the close of business on April 13, 2023 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 43,654,455 shares of our Class A Ordinary Shares and 9,046,656 shares of our Class C Ordinary Shares were issued and outstanding. Each Class A and Class C Ordinary Share is entitled to one vote on each proposal to be voted on at the Annual Meeting.
What Is the Difference between Holding Shares as a Registered Shareholder and as a Beneficial Owner?
Registered Shareholder: Shares Registered in Your Name
If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered to be, with respect to those shares, the registered shareholder, and these proxy materials are being sent directly to you by us.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If your shares are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.
What Am I Voting on?
The proposals to be voted on at the Annual Meeting are as follows:
(1)	Election of two Class I director nominees to serve until the 2026 Annual General Meeting of Shareholders (“Proposal 1”); and

(2)	Ratification, by ordinary resolution, of the selection of Baker Tilly US, LLP as the Company’s independent auditor for 2023 (“Proposal 2”).
How Does the Board Recommend That I Vote?
The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2.
What If Another Matter Is Properly Brought before the Annual Meeting?
As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.
What Does It Mean If I Receive More Than One Set of Proxy Materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.
How Do I Vote?
Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting.
Registered Shareholder: Shares Registered in Your Name
If you are the registered shareholder, you may vote your shares in person at the Annual Meeting or by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at 800-690-6903).
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner, you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide or, if you want to vote your shares in person at the Annual Meeting, you should contact your bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy”.
What Happens If I Do Not Vote?
Registered Shareholder: Shares Registered in Your Name
If you are the registered shareholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine”. Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote”. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.
What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?
Registered Shareholder: Shares Registered in Your Name
The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered shareholder and you sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine”. Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.
Can I Change My Vote after I Submit My Proxy?
Registered Shareholder: Shares Registered in Your Name
If you are the registered shareholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:
(1)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;
(2)	You may submit new proxy instructions via telephone or the Internet;
(3)	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or
(4)	You may vote in person at the Annual Meeting. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.
Your last submitted vote is the one that will be counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.
What Is the Quorum Requirement?
The holders of a majority of the shares outstanding must be present in person or represented by proxy at the Annual Meeting to constitute a quorum. A quorum is required to transact business at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum within 30 minutes of the meeting start time, unless otherwise determined by the Board of Directors, the Annual Meeting will be adjourned to the same day in the next week at the same time and place and, if there is no quorum within 30 minutes of the adjourned meeting start time, the shares present in person or represented by proxy at the adjourned meeting shall constitute a quorum.
How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?
Votes will be counted by Broadridge Financial Solutions, the Inspector of Elections appointed for the Annual Meeting.
Proposal 1: Election of Directors
At the Annual Meeting, directors will be elected by a plurality of the votes cast. This means that the two nominees who receive the highest number of votes cast “FOR” are elected as Class I directors. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Shareholders do not have cumulative voting rights for the election of directors.
Proposal 2: Ratification of Independent Auditor Selection
A simple majority of the votes cast at the Annual Meeting is required for the ratification of the selection of Baker Tilly US, LLP as our independent auditor. Broker non-votes, if any, and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of the matter.
Who May Attend and Participate in the Annual Meeting?
Only shareholders as of the Record Date are entitled to attend the Annual Meeting in person. Attendees should bring the appropriate materials described below in order to be admitted to the meeting.

Natural Persons. If you are a registered shareholder, your name will be on a list, and you will be able to gain entry with a government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are the beneficial owner, in order to gain entry you must present a government-issued photo identification and proof of beneficial share ownership as of the Record Date that includes the same name that is on your government-issued photo identification. Acceptable forms of proof of beneficial share ownership include your Notice, a copy of your proxy card or voting instruction form, if you received one, or an account or brokerage statement showing share ownership as of the Record Date.
Entities. If you are a director, officer, trustee or other legal representative of an entity that owns shares of the Company, you must present a government-issued photo identification, evidence that you are authorized to act on behalf of the entity at the Annual Meeting and, if the entity is a beneficial owner, proof of the entity’s beneficial share ownership as of the Record Date.
Non-Shareholders. If you are not a shareholder and are not the representative of an entity that owns shares of the Company, you will be entitled to admission only if you are a proxy holder attending in lieu of a shareholder. To gain entry, you must present a government-issued photo identification and either a valid proxy from a registered shareholder authorizing you to vote the shareholder’s shares or, if you are a proxy holder for a beneficial shareholder, a valid legal proxy from the record holder or the bank, brokerage firm or other nominee that holds shares on behalf of the beneficial shareholder.
The offices of Gibson, Dunn & Crutcher LLP are located at 200 Park Avenue, New York, New York 10166, adjacent to Grand Central Terminal on East 42nd Street and accessible via Metro-North Railroad and various New York City subway lines. All shareholders are directed to the building’s main security desk located on the mezzanine level. Upon presentation of identification and the materials described above, shareholders will be directed to the Gibson, Dunn & Crutcher LLP reception on the 47th floor.
No cameras, video or recording equipment will be permitted at the Annual Meeting. Many cellular phones have built-in digital cameras, and while these phones may be brought into the Annual Meeting, the camera function may not be used at any time. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which will be available to shareholders during the meeting.
Who Is Paying for This Proxy Solicitation?
We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares held in “street name”.
Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.
How Can I Find out the Voting Results?
We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
The number of directors constituting the Board is currently set at seven. Pursuant to the terms of our Memorandum and Articles of Association (“MAA”), at the Annual Meeting, the shareholders will vote to elect the two Class I director nominees named in this Proxy Statement to serve until the 2026 Annual General Meeting of Shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal. Our Board has nominated Dr. Kara Lassen and Spike Loy for election to our Board. Each of Dr. Lassen and Mr. Loy was initially appointed to the Board in April 2022 in accordance with the Business Combination Agreement. Our director nominees have indicated that they are willing and able to serve as directors. However, if either of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.
Information Regarding Director Nominees and Continuing Directors
Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I directors, who are up for election at this meeting for a term expiring at the 2026 Annual General Meeting of Shareholders; two Class II directors, whose terms expire at the 2024 Annual General Meeting of Shareholders; and three Class III directors, whose terms expire at the 2025 Annual General Meeting of Shareholders.
Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating and Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.
Name	Class	Age (as of April 26)	Position
Dr. Jorge Santos da Silva	III	46	Chief Executive Officer; Director
Simon Sturge(1)(3)	III	64	Independent Chairperson of the Board
Dr. Kara Lassen(3)	I	44	Independent Director
Spike Loy(1)(2)	I	42	Independent Director
Catherine Moukheibir(1)(2)	II	63	Independent Director
Dr. Andrew Phillips(2)(3)	III	52	Independent Director
Dr. Ramnik Xavier	II	61	Independent Director
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee
Class I Director Nominees
Dr. Kara Lassen has served as a director of our Company since April 2022. Dr. Lassen has served as the Vice President and Global Head of Immunology for Roche Pharma Research & Early Development (pRED), a division of Roche Holding AG, a healthcare company, since April 2019. In this role, she is responsible for discovering and advancing multiple drug discovery projects from preclinical to clinical research. Dr. Lassen joined Roche in April 2017, holding multiple positions, including Head of Translation Discovery for Immunology Discovery from 2017 to February 2018, and Head of Tissue Inflammation from March 2018 to April 2019. From June 2012 to March 2017, Dr. Lassen served as a Group Leader in Functional Genomics at The Broad Institute, a biomedical and genomic research organization, where she led a research group focused on discovering new therapeutic targets for inflammatory diseases. From April 2011 to June 2012, Dr. Lassen was an Editor at Cell, one of the leading life sciences journals. From July 2008 to April 2011, Dr. Lassen was a Group Leader at the Gladstone Institute of Virology and Immunology, a non-profit biomedical research organization. Dr. Lassen received her B.S. in Biology and Mathematics, magna cum laude from Wake Forest University in North Carolina. She earned her Ph.D. in Immunology from Johns Hopkins University in Maryland, where she received the Hans Prohaska Young Investigator Award for her doctoral thesis work. Dr. Lassen received the Francis Goelet Fellowship to complete her independent postdoctoral work at Case Western University in Ohio.
We believe Dr. Lassen is qualified to serve on our Board because of her management experience at a biopharmaceutical company, her experience leading preclinical and clinical research and her academic and research experience in the field of inflammatory diseases.

Spike Loy has served as a director of our Company since April 2022. Mr. Loy has also served as a director of our subsidiary, MoonLake AG, since May 2021. Mr. Loy is a Managing Director at BVF Partners L.P., a private investment firm, where he has served since August 2009. Mr. Loy previously served as a director of GH Research PLC (Nasdaq: GHRS), a biopharmaceutical company, from October 2020 to March 2022, and currently serves as a director of multiple private biopharmaceutical companies. Mr. Loy holds a J.D. from Harvard Law School and a B.A. in Human Biology, with a minor in Economics, from Stanford University.
We believe Mr. Loy is qualified to serve on our Board because of his experience serving as a director of biopharmaceutical companies and as a manager of funds specializing in the area of life sciences.
Class II Directors Continuing in Office
Catherine Moukheibir has served as a director of our Company since April 2022. Ms. Moukheibir is a professional non-executive director specializing in life sciences. In this capacity, she also serves as chair of the audit committees of various biotechnology companies, including Ironwood Pharmaceuticals (Nasdaq: IRWD) since 2019, Biotalys (EBR: BTLS) since 2021 and Oxford Biomedica (OTCMKTS: OXBDF) since 2022. She also serves on the boards of various private biotechnology companies. She previously served on the boards of various biotechnology companies, including Ablynx (acquired by Sanofi in 2019), Kymab (acquired by Sanofi in 2021), Zealand Pharma (CPH: ZEAL), Creabilis (acquired by Sienna Biopharmaceuticals in 2016), GenKyoTex (acquired by Calliditas Therapeutics in 2020) and Orphazyme (CPH: ORPHA). Over the last 20 years, Ms. Moukheibir has held a number of executive-level finance positions at various biotechnology companies, including as Director of Capital Markets at Zeltia Group, from 2001-2007; Chief Financial Officer at Movetis, from 2008 to 2010; Executive Vice President of Finance and Strategy at Innate Pharma (Nasdaq: IPHA), from 2011-2016; and Chairman, then Chief Executive Officer of MedDay Pharmaceuticals from 2016-2021. Ms. Moukheibir began her career in management consulting in Boston and London and then worked in investment banking, where she served as an Executive Director in equity capital markets, first at Citi then at Morgan Stanley in London between 1997 and 2001. Ms. Moukheibir also served for five years on the advisory board of the business school at Imperial College (London). She earned an M.A. in Economics and an M.B.A. from Yale University.
We believe Ms. Moukheibir is qualified to serve on our Board because of her financial expertise, experience on the boards of directors of life sciences companies in the United States and Europe and experience in a variety of roles in executive management, management consulting and investment banking.
Dr. Ramnik Xavier has served as a director of our Company since April 2022. Since 2018, Dr. Xavier has served as a core institute member of the Broad Institute of MIT and Harvard, where he also serves as Director of the Klarman Cell Observatory. Dr. Xavier has served as Director of the Broad Institute’s Immunology Program since 2019 and Co-Director of the Broad’s Infectious Disease and Microbiome Program since 2016. Since 2013, Dr. Xavier has served as a Professor of Medicine at Harvard Medical School, where he is currently the Kurt J. Isselbacher Professor of Medicine. In addition, since 2018 he has served as Director of the Center for Computational and Integrative Biology and as a member in the Department of Molecular Biology at Massachusetts General Hospital. He has also served as co-director of the Center for Microbiome Informatics and Therapeutics at MIT since 2014. Dr. Xavier holds an M.B. Ch.B. (Hons.) from the Godfrey Huggins School of Medicine, University of Zimbabwe and a Ph.D. from the University of Groningen (Netherlands).
We believe Dr. Xavier is qualified to serve on our Board because of his extensive biomedical research experience and research specializations in the characterization of genetic variants, chemical biology approaches to cellular disease and computational approaches to diseases and treatments.
Class III Directors Continuing in Office
Dr. Jorge Santos da Silva has served as Chief Executive Officer and a director of our Company since April 2022. He co-founded MoonLake AG and served as its Chief Executive Officer from July 2021 until the Merger Closing. Dr. Santos da Silva also serves as a professor and Board Advisor at the School of Medicine at the Minho University (Portugal). Prior to co-founding MoonLake AG, Dr. Santos da Silva was at McKinsey & Company, Inc., a consulting firm, from September 2007 to June 2021, where he served as Senior Partner and led the Pharmaceutical & Medical Products Practice, the Biotech group and the Biosimilars group and advised international biopharmaceutical and biotechnology companies on corporate and business-unit strategy, commercial operating models, research and development, organizational design, mergers and acquisitions and joint ventures. Dr. Santos da Silva was a Postdoctoral Fellow at Cold Spring Harbor Laboratory and holds a Ph.D. in Neuronal Cell Biology from the University of Turin (Italy) and a B.Sc. in Molecular Biology from the University of Glasgow, Institute of Biological and Life Sciences (United Kingdom). He also participated in a work placement in neurobiology at the European Molecular Biology Laboratory, Heidelberg (Germany).
We believe Dr. Santos da Silva is qualified to serve on our Board because of his extensive management and operational experience in the life sciences sector, as well as his academic and research experience in the life sciences.
Simon Sturge has served as a director of our Company and Chairperson of the Board since April 2022. Mr. Sturge also serves as the Chairperson of the board of directors of MoonLake AG. Prior to MoonLake AG, Mr. Sturge served as the Chief Executive Officer of Kymab Ltd, a biotechnology company, from May 2019 to July 2021. Prior to that, Mr. Sturge was at Merck Group Germany, a science and technology company, from March 2013 to April 2019, most recently serving as the Chief Operating Officer. He served as the Senior Vice President of Boehringer Ingelheim, a pharmaceutical company, from January 2010 to January 2013. Mr. Sturge is also a director at two private biotechnology companies, a private consulting company and a private investment company. Mr. Sturge previously served as a director at Feedback PLC (LON: FDBK), a biotechnology company, from 2017 to June 2021. He received a degree from the University of Sussex.
We believe Mr. Sturge is qualified to serve on our Board because of his experience serving as a director and executive officer of biotechnology and pharmaceutical companies.
Dr. Andrew Phillips has served as a director of our Company since April 2022. Dr. Phillips has served as the Chief Executive Officer and President of Aleksia Therapeutics, Inc., a biotechnology company, since August 2022, where he previously served as interim Chief Executive Officer; as the Chief Executive Officer and President of Nexo Therapeutics, Inc., a biotechnology company, since November 2022; and as the Chief Executive Officer of Blossom Bioscience Ltd., a contract research laboratory, since June 2021. Previously, he served as a Managing Director at Cormorant Asset Management, an investment manager, from August 2020 to July 2022. He served as Chief Financial Officer of Helix from April 2021 until the Merger Closing. Dr. Phillips currently serves as a director at Enliven Therapeutics, Inc. (Nasdaq: ELVN), a biopharmaceutical company. He also serves as a director at various private biotechnology companies. Dr. Phillips previously served as a director at Elevation Oncology, Inc. (Nasdaq: ELEV) from November 2020 through June 2021, and Immuneering Corp. (Nasdaq: IMRX) from December 2020 through July 2021, both biotechnology companies. From January 2016 to March 2020, Dr. Phillips was with C4 Therapeutics, Inc. (Nasdaq: CCC), a clinical-stage biopharmaceutical company focused on therapeutics for the treatment of cancer and other diseases, where he served as Chief Executive Officer from May 2018 to March 2020, President from September 2016 to May 2018 and Chief Scientific Officer from January 2016 to May 2018. From July 2014 to January 2016, he served as Senior Director, Center for Development of Therapeutics at the Broad Institute, a biomedical and genomic research organization. From June 2010 to January 2015, Dr. Phillips was a Professor of Chemistry at Yale University, and from July 2001 to June 2010 he was Assistant Professor, Associate Professor, and Professor of Chemistry and Biochemistry at the University of Colorado. He holds a B.Sc. in Biochemistry and a Ph.D. in Chemistry from the University of Canterbury (New Zealand).
We believe Dr. Phillips is qualified to serve on our Board because of his experience serving as an executive officer of biopharmaceutical companies and as a manager of funds specializing in the area of life sciences, in addition to his extensive academic and leadership positions in the area of life sciences.
Board Recommendation
The Board recommends a vote “FOR” the election of each of the Class I director nominees set forth above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR SELECTION
Our Audit Committee has selected Baker Tilly US, LLP (“Baker Tilly”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023. In this Proposal 2, we are asking shareholders to vote to ratify this selection. Representatives of Baker Tilly are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.
Shareholder ratification of the selection of Baker Tilly as the Company’s independent auditor is not required by applicable law or our MAA. However, we are seeking shareholder ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the committee will reconsider its selection. Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
Baker Tilly has served as our independent auditor since June 2022, and provided services to MoonLake AG from July 27, 2021 through the Merger Closing. The following table summarizes the audit fees billed and expected to be billed by Baker Tilly for the indicated fiscal year and the fees billed by Baker Tilly for all other services rendered during the indicated fiscal year, including fees for services provided to MoonLake AG prior to the Merger Closing. All services associated with such fees and provided after the Merger Closing were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.
Fee Category	Year Ended December 31, 2022
Audit Fees(1)	$387,936
Audit-Related Fees(2)	$153,468
Tax Fees(3)	—
All Other Fees(4)	—
Total Fees	$541,404
(1)
Audit Fees include fees for professional services rendered for the audit of year-end financial statements, reviews of quarterly financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)
Audit-Related Fees include fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees”. These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

(3)	Tax Fees include fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4)	All Other Fees consist of fees billed for all other services, including annual licensing fees for accounting database subscriptions.
In addition, in March 2022, MoonLake AG incurred $6,693 (Swiss Francs (“CHF”) 6,180) in audit-related fees for services provided by OBT AG Switzerland, an independent member of Baker Tilly International, pertaining to the registration of shares issued from MoonLake AG’s conditional capital with the commercial register of the Canton of Zug, Switzerland.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted procedures requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.
These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. The committee may pre-approve certain other audit-related or other non-audit services it believes would not impair the independence of the auditor and are consistent with SEC and Public Company Accounting Oversight Board (“PCAOB”) rules on auditor independence. The committee does not delegate its responsibility to approve services performed by our auditor to any member of management. The committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our auditor provided that the fees for such services do not exceed $100,000. Any approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.

Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with the Company’s management and with Baker Tilly, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Baker Tilly the matters required to be discussed by the applicable standards of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from Baker Tilly pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Baker Tilly its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
This report is provided by the following directors, who serve on the Audit Committee:
Catherine Moukheibir (Chair)
Simon Sturge
Spike Loy
Board Recommendation
The Board recommends a vote “FOR” the ratification, by ordinary resolution, of the selection of Baker Tilly to serve as our independent auditor.

CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Principles of Corporate Governance as a framework for the governance of the Company, which is posted on our website located at https://ir.moonlaketx.com/, under “Corporate Governance”.
Our Governance Structure and Philosophy
Our governance practices reflect the environment in which we operate and are designed to support our mission to advance therapies to address significant unmet needs in inflammatory skin and joint diseases. We are a newly public, pre-revenue clinical-stage biotechnology company in an evolving industry, with a focus on developing a portfolio of therapeutic indications for our novel tri-specific Nanobody, sonelokimab (“SLK”, also known as M1095/ALX 0761), and, like other companies in the biotechnology industry, face extreme share price and volume fluctuations that are often unrelated or disproportionate to our operating performance. With these business environment considerations in mind, the Board put in place our current governance structure to enable the management team to act with deliberation and to focus on delivering long-term value to shareholders and protect minority investors from the interests of potentially short-sighted investors who may seek to act opportunistically and not in the best interests of the Company or shareholders generally. This structure includes the following elements:
•
Classified board: our directors serve three-year terms, with approximately 1/3 of the Board (instead of the entire Board) elected at each annual general meeting. This helps to provide stability and continuity, permitting directors to develop and share institutional knowledge and focus on the long term, and encourages shareholders to engage directly with the Board and management team regarding significant corporation transactions.

•
Supermajority voting: the voting standard for most items at a general meeting is a simple majority vote, but a 2/3 supermajority vote is needed to, among other things, amend our MAA and to remove directors. This helps protect against a small group of shareholders acting to amend our governing documents or to remove directors for reasons that may not be in the best interests of all shareholders.

•
Plurality voting for directors: our directors are elected by a plurality of votes cast (instead of a majority of votes cast), meaning the nominees with the most votes are elected. This helps avoid potential disruption to the Board and management team as a result of a “failed election”.

•
Shareholders cannot call general meetings: shareholders can propose business at each annual general meeting (in accordance with our advance notice provisions of our MAA and Rule 14a-8), but cannot call a shareholder vote in between annual general meetings. This helps avoid unnecessary diversion of Board and management time (potentially at the request of a limited number of shareholders acting to further short-term special interests) from executing on our long-term strategy.

Recognizing that the Company’s operating environment continues to evolve and that governance practices should not be static as a matter of course, the Board annually evaluates our governance structure to confirm it remains in the best interests of the Company and shareholders and values input from our shareholders on this topic.
Board Composition
Director Nomination Process
The Nominating Committee is responsible for, among other things, overseeing succession planning for directors and building a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of shareholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and the skills and experience that the Board may find valuable in the future, and identifying, evaluating and recommending potential director candidates.
In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, shareholders, management and others, including, from time to time, third-party search firms to assist it in locating qualified candidates. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the shareholders for election at the annual general meeting.
Criteria for Board Membership
In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors and generally seeks to balance the following skills, experiences and backgrounds on the Board:
•
Biotechnology & Related Industry Experience: experience within the biotechnology, pharmaceuticals, medical technologies or healthcare industries, particularly, experience with biologics and immunology therapeutic areas (e.g., dermatology or rheumatology) or experience in clinical development, operations or research and development.

•	Corporate Governance: experience, whether currently or in the past, serving on other public company boards of directors.
•	Diverse Background: contributes to a diversity of personal backgrounds on the Board, including with respect to gender, race/ethnicity and sexual orientation.
•	Finance & Accounting: experience or expertise in finance, accounting, investment analysis, financial reporting processes and capital markets.
•
Sales & Marketing: experience overseeing or driving product sales, marketing and commercialization, particularly in the biotechnology and pharmaceuticals industries and in the context of payor or reimbursed and regulated markets.

•	Science & Research: scientific knowledge related to biotechnology and related industry experience, and experience in related research and clinical development.
•	Senior Leadership: experience serving in a leadership role of an organization, including driving strategy execution, organizational growth and managing human capital.
In addition to the above, the Nominating Committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our shareholders.
Board Diversity
In addition to the factors discussed above, the Board and the Nominating Committee actively seek to achieve a diversity of occupational and personal backgrounds on the Board. The Nominating Committee considers a potential director candidate’s ability to contribute to the diversity of personal backgrounds on the Board, including with respect to gender, race, ethnic and national background, geography, age and sexual orientation.
The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. In this regard, our current Board of seven directors includes two directors (28%) who self-identify as female and one director (14%) who self-identifies as racially/ethnically diverse.

In accordance with Nasdaq’s board diversity listing standards, we are disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.
Board Diversity Matrix (as of April 26)
Total number of directors - 7
Gender identity:	Female	Male	Non- Binary	Did Not Disclose Gender
Directors	2	5	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Shareholder Recommendations for Directors
It is the Nominating Committee’s policy to consider written recommendations from shareholders for director candidates. The committee considers candidates recommended by our shareholders in the same manner as a candidate recommended by other sources. Any such recommendations should be submitted to the committee as described under “Shareholder Communications” and should include the same information required under our MAA for nominating a director, as described under “Shareholder Proposals and Director Nominations for Next Year’s Annual General Meeting”.
Board Leadership Structure
Mr. Sturge serves as our independent Chairperson while Dr. Santos da Silva serves as our CEO. Our Principles of Corporate Governance provide our Board with the flexibility to combine or separate the positions of Chairperson and CEO. Currently, the Board believes that the roles of Chairperson and CEO should be separate and that the Chairperson should be an independent director as this structure enables our independent Chairperson to oversee corporate governance matters and our CEO to focus on leading the Company’s business. At any time when there is not an independent Chairperson, the Board will designate an independent director to serve as lead director.
The independent directors have the opportunity to meet in executive sessions without management present at every regular Board meeting and at such other times as may be determined by the Chairperson. The purpose of these executive sessions is to encourage and enhance communication among the independent directors.
The Board believes that its programs for overseeing risk, as described under “Board Risk Oversight”, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.
Director Independence
Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our voting ordinary shares by each non-employee director, our Board has determined that Messrs. Sturge and Loy, Drs. Lassen, Phillips, and Xavier, and Ms. Moukheibir qualify as “independent directors” as defined by the Nasdaq listing rules. Dr. Santos da Silva is not deemed to be independent under Nasdaq listing rules by virtue of his employment with the Company. Former directors Dr. Nancy Chang, Will Lewis and John Schmid, who resigned from the Board upon the Merger Closing, were independent during the period they served on our Board. Former director Bihua Chen, who also resigned from the Board upon the Merger Closing, was not independent during the period she served on our Board.
Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria applicable to directors on such committees under Nasdaq listing rules and the rules and regulations established by the SEC.
Board Committees
Our Board has a separately designated Audit Committee, Compensation Committee and Nominating Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter, which is posted on our website located at https://ir.moonlaketx.com/, under “Corporate Governance”.
Name	Audit Committee	Compensation Committee	Nominating Committee
Dr. Jorge Santos da Silva
Simon Sturge	X		Chair
Dr. Kara Lassen			X
Spike Loy	X	X
Catherine Moukheibir	Chair	X
Dr. Andrew Phillips		Chair	X
Dr. Ramnik Xavier
# of Meetings in 2022(1)	3	2	––
(1)	Following the Merger Closing through the end of 2022.
Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, effectiveness and independence of the outside auditor. This includes reviewing the financial information provided to shareholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.
Ms. Moukheibir qualifies as an “audit committee financial expert”, as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.
Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our senior officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our senior officers, evaluating the performance of these officers in light of the goals and objectives and setting the officers’ compensation based on those evaluations. The committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans.
The Compensation Committee may delegate its authority to one or more subcommittees. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage outside advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The committee engaged Deloitte AG (“Deloitte”) in 2022 to provide advice regarding the amount and form of executive and director compensation. The committee assessed Deloitte’s independence and has determined that (1) Deloitte satisfies applicable independence criteria, and (2) Deloitte’s work with the Company does not raise any conflicts of interest, in each case under applicable Nasdaq listing rules and the rules and regulations established by the SEC.
Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates and make recommendations to the Board regarding candidates for election or reelection to the Board at each annual shareholders’ meeting. In addition, the committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters. The committee is also responsible for making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.
Board Risk Oversight
We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on the Company’s processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:
•
The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management. Additionally, the committee is responsible for overseeing management of risks related to our accounting and financial reporting processes.

•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.
•	The Nominating Committee is responsible for overseeing management of risks related to director succession planning and corporate governance practices.
Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for assessing and managing risks, including implementing processes and controls to mitigate their effects on the Company.
Other Corporate Governance Practices and Policies
Director Attendance
The Board met four times from and after the Merger Closing. Following the Merger Closing through the end of 2022, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee.
Directors are encouraged to attend the annual general meeting of shareholders. Our 2023 Annual Meeting will be our first annual general meeting of shareholders as a public company.
Shareholder Communications
Shareholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including shareholders, on behalf of the Company. Directors may participate in discussions with shareholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by Company management of the Company’s shareholder engagement efforts.

Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Conduct and Ethics Code”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Among other things, the Conduct and Ethics Code establishes certain guidelines and principles relating to (i) compliance with laws and regulations, (ii) conflicts of interest, (iii) corporate opportunities, (iv) gifts, (v) confidentiality, (vi) protection and use of Company assets, (vii) record keeping, (viii) environmental, health and safety, (ix) discrimination and harassment, (x) prohibition against payments to government personnel and (xi) insider information and securities trading, as well as establishes internal reporting and compliance procedures.
A copy of the Conduct and Ethics Code is available on our website at https://ir.moonlaketx.com/, under “Corporate Governance”. We intend to disclose future amendments to certain provisions of the Conduct and Ethics Code, and waivers of the Conduct and Ethics Code granted to executive officers and directors, on our website within four business days following the date of the amendment or waiver. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.
Anti-Hedging Policy
We have a policy that prohibits our directors, officers, employees, consultants and contractors from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.
Compensation Committee Interlocks
None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation
On September 25, 2021, MoonLake AG entered into a board member agreement with Mr. Sturge pursuant to which he serves as chairperson of the board of directors of MoonLake AG. Mr. Sturge was granted the right to purchase up to U.S. Dollars (“USD”) 500,000 of equity in MoonLake AG in exchange for his service as a director, which right was exercised on July 27, 2021 when Mr. Sturge subscribed to 10,196 MoonLake AG Preferred Series A Shares for a payment of USD 49.0388 per share, the estimated fair market value of such shares at that time. Mr. Sturge is reimbursed for business expenses reasonably incurred in connection with his services.
Following the Merger Closing, our Board adopted a director compensation program pursuant to which members of our Board who are not employees or officers of our Company or our affiliates receive the following cash retainers, payable quarterly in advance:
•	Annual cash retainer of $35,000;
•	Cash retainer of $30,000 for service as the Chairperson of the Board;
•	Cash retainer of $15,000 for service as chairperson and $7,500 for service other than as chairperson of the Audit Committee;
•	Cash retainer of $10,000 for service as chairperson and $5,000 for service other than as chairperson of the Compensation Committee;
•	Cash retainer of $8,000 for service as chairperson and $4,000 for service other than as chairperson of the Nominating and Governance Committee; and
•	Cash retainer of $35,000 for service on non-Board committees of the Company, including the Scientific Advisory Board.
Additionally, pursuant to the director compensation program, our non-employee directors (other than Dr. Lassen and Mr. Loy) were provided an initial equity grant of 45,000 share options on April 6, 2022 under the MoonLake Immunotherapeutics 2022 Equity Incentive Plan (the “Incentive Plan”), which will vest annually over three years following the date of grant. Members of our Board are also eligible to receive reimbursement for reasonable travel and miscellaneous expenses incurred in attending meetings and activities of our Board and its committees.
2022 Non-Employee Director Compensation
The following table summarizes information concerning the compensation awarded to, earned by and paid to the non-employee director for services rendered to MoonLake AG for the year ended December 31, 2022.
Name	Year	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Simon Sturge	2022	59,490	371,154	430,644
Dr. Kara Lassen	2022	28,821	—(4)	28,821
Spike Loy	2022	35,103	—(4)	35,103
Catherine Moukheibir	2022	40,645	371,154	411,799
Dr. Andrew Phillips	2022	36,211	371,154	407,365
Dr. Ramnik Xavier	2022	51,730	371,154	422,884
(1)	Directors began receiving cash fees under our director compensation program mid-year following the Merger Closing.
(2)
Amounts shown under the “Options Awards” column are calculated using the Black-Scholes option valuation model. While the amounts shown are computed in accordance with FASB ASC Topic 718, the actual value, if any, that a non-employee director may realize from the options are contingent upon the excess of the share price over the exercise price, if any, on the date the award is exercised. For a discussion of the assumptions made in the valuation of options granted in 2022, see Note 14 — “Share-based Compensation” of our audited consolidated financial statements as of and for the period ended December 31, 2022 in our Annual Report on Form 10-K for further information.

(3)	The following table provides information on the aggregate number of outstanding share option awards for each non-employee director as of December 31, 2022.
Name	Aggregate Number of Outstanding Options (#)
Simon Sturge	45,000
Dr. Kara Lassen	—
Spike Loy	—
Catherine Moukheibir	45,000
Dr. Andrew Phillips	45,000
Dr. Ramnik Xavier	45,000
(4)	Dr. Lassen and Spike Loy waived their rights to receive a grant of share options during 2022. They did not receive any other compensation in lieu of such foregone share options.

EXECUTIVE OFFICERS
Biographical and other information regarding our executive officers is set forth below. There are no family relationships among any of our directors or executive officers.
Name	Age (as of April 26)	Position
Dr. Jorge Santos da Silva(1)	46	Chief Executive Officer; Director
Dr. Kristian Reich	57	Chief Scientific Officer
Matthias Bodenstedt	35	Chief Financial Officer
(1)	For Dr. Santos da Silva’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.
Dr. Kristian Reich has served as Chief Scientific Officer of our Company since April 2022. He is a co-founder of MoonLake AG and served as its Chief Scientific Officer from May 2021 until the Merger Closing. Dr. Reich has more than 25 years of experience as a global clinical leader in dermatology and immunology, with more than 300 peer-reviewed publications in mucosal and skin immunology. He received the Herbert-Herxheimer Research Prize from the German Society for Allergology and Clinical Immunology and the Stars of the Academy Award for achievements in psoriasis from the American Academy of Dermatology. Dr. Reich has served as a Guest-Professor for Translational Research in Inflammatory Skin Diseases at the University Medical Center Hamburg-Eppendorf, Germany, since April 2019. From 2005 to 2015, he served as managing partner at the Dermatologikum Hamburg, a private outpatient dermatology clinic, and he has served as a self-employed partner at the Dermatologikum Berlin, a private outpatient dermatology clinic, since 2013. Between 1996 and 2005, he held several clinical and teaching positions at the Department of Dermatology, Georg-August-University Goettingen, Germany, including most recently serving as University Professor and Vice Director of the Department of Dermatology. Dr. Reich is an independent medical director and founder of JeruCON Beratungsgesellschaft mbH Hamburg, where he is a self-employed consultant. Since 2016, Dr. Reich also serves as a medical advisor for TFS HealthScience, a contract research organization. Dr. Reich is also a member of the board of directors of Derma2go AG (Zürich, Switzerland), a privately held teledermatology company, Dermagnostix GmbH (Freiburg, Germany), a privately-held diagnostic medical device company and ProDerma Foundation (Hamburg, Germany), a charitable foundation focusing on dermatological research. Dr. Reich was accredited in Dermatology and Venerology in 2000 and in Allergology in 2003. He received his Dr. med. (M.D. equivalent) from the Technical University Munich (Germany) and his Venia legendi (Ph.D. equivalent) in Dermatology and Venerology from the Georg-August-University (Germany).
Matthias Bodenstedt has served as Chief Financial Officer of our Company since April 2022. He previously served as the Chief Financial Officer of MoonLake AG from July 2021 until the Merger Closing. He has served as a director of our subsidiary, MoonLake Immunotherapeutics Ltd. (“MoonLake Ltd.”), since September 2021. Prior to joining our Company, from October 2011 to June 2021, Mr. Bodenstedt was a Partner at McKinsey & Company, Inc., a consulting firm, in Germany and Switzerland, where he advised a diverse set of clients, ranging from pre-revenue biotechnology companies to large global pharmaceutical companies. Mr. Bodenstedt has experience in financing, mergers and acquisitions, business development and licensing, portfolio strategy, and go-to-market strategy and execution. Mr. Bodenstedt holds an M.B.A. from Columbia Business School (New York), an M.Phil. in Finance from the University of Cambridge (United Kingdom), and B.Sc. in Industrial Engineering from the University of Hannover (Germany).

EXECUTIVE COMPENSATION
We are considered an “emerging growth company” within the meaning of the Securities Act of 1933, as amended, for purposes of the SEC’s executive compensation disclosure rules. Accordingly, our reporting obligations with respect to our “named executive officers” extend only to the individuals who serve as the principal executive officer and the next two most highly compensated executive officers as of the end of the prior fiscal year, as well as up to two additional individuals for whom disclosure would have been provided based on their compensation levels but for the fact that the individual was not serving as an executive officer at the end of the prior fiscal year.
The named executive officers for 2022 are Dr. Santos da Silva (Chief Executive Officer), Mr. Bodenstedt (Chief Financial Officer) and Dr. Reich (Chief Scientific Officer).
2022 Summary Compensation Table
The following table summarizes information concerning the compensation awarded to, earned by and paid to the named executive officers for services rendered to us for the year ended December 31, 2022 and for the period ended December 31, 2021.
Name	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Dr. Jorge Santos da Silva Chief Executive Officer	2022	460,275	632,878	3,362,817	30,404	21,411	4,507,785
	2021	230,143	—	4,840,290	11,043	—	5,081,476
Matthias Bodenstedt Chief Financial Officer	2022	324,900	243,675	5,044,225	22,718	19,670	5,655,188
	2021	162,454	—	597,068	4,691	—	764,213
Dr. Kristian Reich Chief Scientific Officer	2022	460,275	632,878	3,362,817	—	109,786	4,565,756
	2021	322,921	—	4,840,290	—	5,521	5,168,733
(1)
Represents all amounts earned as salary during the applicable fiscal year. For fiscal year 2022, the salary amounts have been converted to USD from CHF using the exchange rate of 1.083 USD to 1 CHF as of December 31, 2022.

(2)
Represents amounts earned based on the achievement of performance goals determined in accordance with each officer’s employment agreement. For a discussion of the officers’ employment agreements, see the section below entitled “Executive Employment Agreements — Annual Base Salary and Annual Cash Bonus” for more information.

(3)
Amounts shown in the “Share Awards” column reflect shares of MoonLake AG that were acquired by each of the named executive officers pursuant to the Employee Share Participation Plan (“ESPP”) at a nominal value of CHF 0.10 per share and that are subject to service-based vesting over a period of four years from the date of grant. Unvested shares are subject to repurchase by MoonLake AG in the event our employment relationship with the executive officer is terminated. Given such service-based vesting, we recognized the shares in accordance with FASB ASC Topic 718 as share-based compensation, and estimated the fair value of the shares at $336.39 per share. See Note 14 — “Share-based Compensation” of our audited consolidated financial statements as of and for the period ended December 31, 2022 in our Annual Report on Form 10-K for further information.

(4)
Other than Dr. Reich, each of the named executive officers participates in MoonLake AG’s Swiss Pension Plan, which is a defined benefit pension plan (the “MoonLake AG Swiss Plan”). Values represent the increase in the actuarial present value of the named executive officer’s accumulated benefit in 2022 less contributions made by the employee during this time period. See “Overview of Pension Arrangements” for additional information regarding the pension arrangement.

(5)
The amounts reported for all of the named executive officers include amounts paid during 2022 as a housing allowance. Dr. Reich’s amount also includes an additional cash payment on account of his being subject to social security laws outside of Switzerland as a result of his place of residence in Germany (see “Executive Employment Agreements — Additional Cash Payments” for additional information regarding this arrangement).

Narrative Disclosure to the Summary Compensation Table
Executive Employment Agreements
MoonLake AG entered into employment agreements with each of Drs. Santos da Silva and Reich on April 30, 2021, as subsequently amended on September 21, 2021 for Dr. Santos da Silva and on November 8, 2021 for Dr. Reich, and with Mr. Bodenstedt on May 10, 2021, as subsequently amended on June 22, 2021 (the “Executive Employment Agreements”, and each an “Executive Employment Agreement”). The Executive Employment Agreements are based on the same general form, and the material terms of the agreement are summarized below. The Executive Employment Agreements remained in place upon the Merger Closing. The Executive Employment Agreements are governed by Swiss law.

Employment Term
The term of the Executive Employment Agreements with each of Dr. Santos da Silva and Mr. Bodenstedt commenced on July 1, 2021. The term of the Executive Employment Agreement with Dr. Reich commenced on May 17, 2021. The terms of these agreements run through May 1, 2023, except for Mr. Bodenstedt’s agreement, which provides for an indefinite term. Under the agreements with Drs. Santos da Silva and Reich, either the executive or MoonLake AG may terminate the Executive Employment Agreement at the end of such initial term by providing six months’ notice. If no such notice is provided under such agreements, the term of the Executive Employment Agreement will be extended for an indefinite period, and employment will be terminable by either party by providing six months’ notice. The Executive Employment Agreement with Mr. Bodenstedt provides for termination of his employment by either party by providing six months’ notice beginning on August 31, 2022.
Annual Base Salary and Annual Cash Bonus
The Executive Employment Agreements provide for an annual base salary of CHF 425,000 for Drs. Santos da Silva and Reich, and an annual base salary of CHF 300,000 for Mr. Bodenstedt. In addition, Drs. Santos da Silva and Reich were each eligible to receive a target bonus equal to 100% of his annual base salary during the first 12 months of their employment, subject to the achievement of the following performance objectives: (i) MoonLake AG raises at least $100 million and (ii) at least one Phase 2 study in PsA, AS or HS has started (i.e., a first patient is included in the study) (“Bonus Milestones”). The achievement of both of the Bonus Milestones occurred in 2022 and during the first twelve months of employment for each of Drs. Santos da Silva and Reich. Drs. Santos da Silva and Reich each received a payment in June of 2022 of CHF 425,000 representing 100% of their respective annual base salaries.
After completion of the first 12 months of employment, each of Drs. Santos da Silva and Reich became eligible to receive a target bonus equal to at least 50% of his annual base salary. Payment of such annual bonus is based on the achievement of reasonable financial and business objectives mutually agreed upon by the officer and MoonLake AG. The performance objectives for each of Drs. Santos da Silva and Reich for the period from July 2022 to December 2022 were to (i) build our Company and its profile with key stakeholders; (ii) deliver the SLK global Phase 2 program in HS and PsA; and (iii) achieve cash runway for the completion of the SLK global Phase 2 program in HS and PsA, as well as cash runway through the end of the second quarter of 2024. Each of Drs. Santos da Silva and Reich earned a payment of CHF 159,375 with respect to the achievement of their respective performance objectives for the period from July 2022 to December 2022.
In the event of a termination of employment by the officer, he will be entitled to receive a prorated payment of his annual bonus based on the level of achievement through the date of termination. In the event of a termination of employment by MoonLake AG, the board of directors of MoonLake AG will determine whether a bonus will be paid and the amount to be paid.
Mr. Bodenstedt is eligible to receive a variable bonus of up to 40% of his annual base salary. The award of such a bonus is entirely within MoonLake AG’s discretion and depends on Mr. Bodenstedt’s individual performance, achievement of pre-determined milestones and/or meeting of pre-defined criteria. Mr. Bodenstedt is not eligible for a bonus if at the time of the payment of the bonus his employment is pending termination. In April 2022, Mr. Bodenstedt received a payment of CHF 90,000 reflecting a 100% achievement of his maximum variable bonus for the period from July 1, 2021 to March 31, 2022. Payment was based on his overall performance and contributions to the objectives for our CEO and Chief Scientific Officer. In addition, Mr. Bodenstedt earned CHF 135,000 during the remaining part of 2022 based on the achievement of the following goals: (i) building our Company and its profile with key stakeholders; (ii) deliver the SLK global Phase 2 program in HS and PsA; and (iii) achieve cash runway for the completion of the SLK global Phase 2 program in HS and PsA, as well as cash runway through the end of the second quarter of 2024.
Additional Cash Payments
Drs. Santos da Silva and Reich are each eligible to receive an additional payment under their respective Executive Employment Agreements. In the event the officer is subject to social security laws outside of Switzerland as a result of his place of residence, then he may be eligible to receive additional payments from MoonLake AG. In the event the total hypothetical Swiss social security contributions that MoonLake AG would have been required to pay with respect to the officer are greater than the minimum mandatory employer contributions for the same insurance in the officer’s country of residence, then such officer will be entitled to receive the difference between such amounts. In 2022, Dr. Reich met this condition and received additional payments of CHF 78,961.

Other Benefits
Each officer is eligible to receive retirement, survivors and disability insurance, as well as accident insurance, according to Swiss law requirements. In addition, MoonLake AG has taken out daily sickness benefits insurance, and is contributing 50% of the premiums with the other 50% contributed by the employees, for Dr. Santos da Silva and Mr. Bodenstedt, providing salary continuation payments in the amount of 80% of the insured salary, which is capped at CHF 300,000, after a 30 days waiting period for a maximum of 730 days. Due to being subject to social security outside of Switzerland, Dr. Reich is not eligible for the selected insurance plan, and instead receives the theoretical employer contribution as an additional monthly payment as part of his regular salary (included under “Additional Cash Payments”). In addition, the officer will be reimbursed for justified expenses incurred in the course of his work for MoonLake AG due to travel and other expenses. The named executive officers also received housing allowances during fiscal year 2022.
Restrictive Covenants & Certain Post-Termination Payments
Each of the Executive Employment Agreements include an intellectual property assignment agreement, as well as a perpetual covenant prohibiting the officer from utilizing and disclosing confidential information, a non-competition covenant, an employee non-solicitation covenant and a customer non-solicitation covenant. For Drs. Santos da Silva and Reich, each of these covenants is in effect during the employment term and for a period of six months following a termination of employment. For Mr. Bodenstedt, the non-competition covenant is in effect during the employment term and for a period of twelve months following a termination of employment, and the employee non-solicitation covenant and the customer non-solicitation covenant are in effect during the employment term and for a period of eighteen months following a termination of employment. Such non-compete and non-solicitation covenants are referred to herein as the “post-termination restrictive covenants”.
If either Drs. Santos da Silva or Reich terminates his employment, then he is entitled to receive monthly compensation during the duration of such post-termination restrictive covenants in an amount of his last monthly fixed salary (gross). If he terminates his employment without just cause, then MoonLake AG may waive its right to enforce such post-termination restrictive covenants and thereby cease making such post-termination payments to the officer.
If MoonLake AG terminates the officer’s employment, then he is entitled to receive monthly compensation during the duration of such post-termination restrictive covenants in an amount of his monthly fixed salary (gross) plus an amount equal to one-twelfth of his annual target bonus. The officer would be entitled to receive such payments even if MoonLake AG waives its right to enforce the post-termination restrictive covenants.
In the event an officer, including Mr. Bodenstedt, breaches his obligations under the post-termination restrictive covenants, he would owe a contractual penalty to MoonLake AG of CHF 100,000 for each individual breach. MoonLake AG would also be entitled to additional damages and to seek specific performance as a remedy. In addition, the officer would forfeit any remaining amounts that would have otherwise been payable during the duration of the post-termination restrictive covenants, and the officer would be required to repay any payments he previously received during the post-termination restrictive covenant period.
If the post-termination restrictive covenants are unenforceable, lapse or are not effective under applicable law, then Drs. Santos da Silva and Reich will instead receive a severance payment equal to 50% of his then current annual gross salary (plus 50% of his annual target bonus in the event MoonLake AG is the party that terminates employment) payable ratably over the six-month post-termination period.

Outstanding Equity Awards at 2022 Fiscal Year End
The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2022:
		Share Awards
Name	Grant Date(s)	Number of Shares or Units of Shares That Have Not Vested (#)(1)	Market Value of Shares or Units of Shares That Have Not Vested ($)(2)
Dr. Jorge Santos da Silva	January 18, 2022(3)	336,387	3,532,063
	April 28, 2021(4)	555,039	5,827,904
Matthias Bodenstedt	January 18, 2022(3)	504,580	5,298,095
	July 27, 2021(5)	265,306	2,785,709
Dr. Kristian Reich	January 18, 2022(3)	336,387	3,532,063
	April 28, 2021(4)	555,039	5,827,904
(1)	Represents the number of MoonLake Immunotherapeutics Class A Ordinary Shares based on the exchange ratio of 1 share of MoonLake AG into 33.638698 MoonLake Immunotherapeutics Class A Ordinary Shares.
(2)	Based on the closing price of $10.50 on December 30, 2022, which was the last trading day of 2022.
(3)
Represents 10,000, 15,000 and 10,000 shares of MoonLake AG, respectively, for Drs. Santos da Silva and Reich and Mr. Bodenstedt purchased under the ESPP at a purchase price equal to the nominal value per share of CHF 0.10. Subject to the executive’s continued employment through each applicable vesting date, these shares vest in accordance with the following vesting schedule: (i) 25% of the shares vested on January 18, 2023 and (ii) 2.08% of the shares vest each month thereafter until fully vested. Until such shares fully vest, MoonLake AG may repurchase such shares at a repurchase price equal to such nominal value in the event the employment of the respective officer terminates.

(4)
Represents shares acquired at incorporation at a nominal value of CHF 0.10 per share by the executive that were subsequently subjected to service-based vesting. Subject to the executive’s continued employment, 4,125 shares of MoonLake AG vest on the 28th day of each month with vesting having commenced on May 28, 2021. Until such shares fully vest, MoonLake AG may repurchase such shares at a repurchase price equal to such nominal value in the event the respective executive officer’s employment terminates.

(5)
Represents 12,212 shares of MoonLake AG purchased under the ESPP at a purchase price equal to the nominal value per share of CHF 0.10. Subject to Mr. Bodenstedt’s continued employment through each applicable vesting date, the shares of MoonLake AG he purchased under the ESPP vest as follows: (i) 25% of the shares vested on July 27, 2022 and (ii) 2.08% of the shares vest each month thereafter until fully vested upon the earlier of (x) April 5, 2023 or (y) MoonLake AG terminating Mr. Bodenstedt’s employment. Until such shares fully vest, MoonLake AG may repurchase such shares at a repurchase price equal to such nominal value in the event Mr. Bodenstedt’s employment terminates.

Additional Narrative Disclosure
Overview of Pension Arrangements
Swiss Pension Plan Information
MoonLake AG operates a defined benefit pension plan (the “MoonLake AG Swiss Plan”) in accordance with local Swiss regulations and practices. It covers all of MoonLake AG’s employees that are subject to Swiss social security, including the named executive officers (other than Dr. Reich) and provides benefits in the event of death, disability, or retirement. The MoonLake AG Swiss Plan complies with Swiss tax requirements applicable to broad-based pension plans. Normal retirement age under the MoonLake AG Swiss Plan is 65, for men, and 64, for women. All benefits are immediately vested.
Under the MoonLake AG Swiss Plan, 15% of pensionable salary is contributed as retirement credit with additional contributions for death and disability benefits. MoonLake AG makes 50% of the contributions, and the covered employee makes 50% of the contributions. For 2022, participants received an interest rate of return of 1% on retirement assets under the Swiss Federal Law on Occupational Retirement, Survivors’ and Disability Pension Plans (BVG) and 2% on extra-mandatory retirement assets. Pensionable salary under the MoonLake AG Swiss Plan is the annual base salary.
Annual benefits under the MoonLake AG Swiss Plan are calculated at a named executive officer’s retirement date and are equal to a percentage of the named executive officer’s account balance specified in the MoonLake AG

Swiss Plan based on his age and retirement year. Under Swiss pension law, participants who were covered by the pension plan of another employer are required to transfer the termination benefit of that pension plan into the MoonLake AG Swiss Plan. Participants are permitted to withdraw part of the termination benefit, or pledge the termination benefit, for home ownership.
Dr. Reich’s Retirement Arrangement
MoonLake AG makes contributions to a retirement arrangement governed by German law on behalf of Dr. Reich. Dr. Reich’s retirement arrangement program is a defined contribution type structure whereby MoonLake AG makes contributions to a German government regulated pension plan in an amount equal to 9.3% of earned income up to a maximum total earned income, including income derived from his employment at MoonLake AG and other pensionable income, of Euro (“EUR”) 7,050 per month.
Overview of Equity-Based Compensation
Our employees are eligible to receive equity-based awards pursuant to two arrangements maintained by MoonLake AG: the ESPP and the Employee Stock Option Plan (“ESOP”), each as amended on December 14, 2021 and June 22, 2022, respectively. The purpose of these plans is to attract and retain the best available personnel and to provide participants with additional incentives to increase their efforts on behalf and in the best interest of MoonLake AG and its subsidiaries. The ESPP provides to eligible participants the opportunity to purchase shares of MoonLake AG that are then subject to certain vesting restrictions. During 2022, each of the named executive officers acquired shares of MoonLake AG at a nominal value of CHF 0.10 per share and that are subject to service-based vesting over a period of four years from the date of grant. Unvested shares are subject to repurchase by MoonLake AG in the event the employment relationship between MoonLake and the executive officer is terminated. The ESOP provides for the grant of options to acquire shares of MoonLake AG. None of the named executive officers received an award of options under the ESOP in 2022.
MoonLake AG Employee Share Purchase Plan
The ESPP is based on Article 4 of the Articles of Association of MoonLake AG, as amended from time to time. Article 4 provided for the conditional increase of the share capital of MoonLake AG by a maximum of CHF 6,000.00 through the issuance of a maximum of 60,000 shares of MoonLake AG with a nominal value of CHF 0.10. The ESPP is subject to and governed by Swiss law.
The ESPP is administered by the board of directors of MoonLake AG or any other corporate body, committee or individual appointed by the board of directors of MoonLake AG from time to time (the “ESPP Administrator”). The ESPP Administrator has full discretional power and authority subject to the provisions of the ESPP. The decisions, determinations and interpretations of the ESPP Administrator are final and binding on all eligible persons and participants.
The grant of an award under the ESPP is evidenced by an allocation agreement. Such an agreement includes the number of shares of MoonLake AG offered to the participant and the purchase price per share. The agreement also includes a deadline by which the participant must accept the offer. Shares of MoonLake AG purchased by the participant are unvested as of the date of grant and are subject to MoonLake AG’s repurchase right under the ESPP until the grant fully vests. The vesting schedule set forth in the ESPP provides for vesting in equal, annual installments of 25% until the grant fully vests on the fourth anniversary of the date of grant. Such vesting is subject to the participant’s continued employment through each applicable vesting date. Unvested shares will be deemed fully vested on the earlier of (i) 12 months (or such shorter period determined by the board of directors of MoonLake AG) after the occurrence of a “change of control” (as defined in the ESPP) or (ii) the date after the occurrence of the change of control on which a termination notice is served to the participant by MoonLake AG (other than a bad leaver termination, described below) or by the participant for good cause (as defined under Swiss law or any other applicable foreign law).
Until a grant of shares under the ESPP fully vests, MoonLake AG may repurchase shares granted to a participant at a repurchase price equal to the nominal value of the shares. In the event the participant’s termination of employment is a “good leaver” (as defined in the ESPP) termination, MoonLake AG may repurchase all or a prorated portion of the unvested shares on the date the termination becomes effective. In the event the participant’s termination of employment is a “bad leaver” (as defined in the ESPP) termination, MoonLake AG may repurchase all or a prorated portion of the shares (both vested and unvested). In addition, MoonLake AG has a right of first refusal with respect to vested shares granted to a participant under the ESPP.

MoonLake AG Employee Stock Option Plan
The ESOP is based on Article 4 of the Articles of Association of MoonLake AG, as amended from time to time. Article 4 provided for the conditional increase of the share capital of MoonLake AG by a maximum of CHF 6,000.00 through the issuance of a maximum of 60,000 shares of MoonLake AG with a nominal value of CHF 0.10. The ESOP is subject to and governed by Swiss law.
The ESOP is administered by the board of directors of MoonLake AG or any other corporate body, committee or individual appointed by the board of directors of MoonLake AG from time to time (the “ESOP Administrator”). The ESOP Administrator has full discretional power and authority subject to the provisions of the ESOP. The decisions, determinations and interpretations of the ESOP Administrator are final and binding on all eligible persons and participants.
The grant of an option under the ESOP is evidenced by an allocation agreement. Options are granted free of charge to a participant. The term of an option under the ESOP is 10 years from the date of grant. Options may be exercised through the payment by the participant of an exercise price equal to the nominal value per share (CHF 0.10 as of the date of the ESOP). Options that are properly exercised in accordance with the ESOP are settled through the issuance or transfer of shares, which may include a net-settlement. A participant will not have the rights of a shareholder with respect to the shares covered by the option until he or she exercises and settles the option in accordance with the ESOP.
Options under the ESOP are subject to vesting, and the vesting schedule set forth in the ESOP provides for vesting in equal, annual installments of 25% until the grant fully vests on the fourth anniversary of the date of grant. Such vesting is subject to the participant’s continued employment through each applicable vesting date. Unvested options will be deemed fully vested on the earlier of (i) 12 months (or such shorter period determined by the board of directors of MoonLake AG) after the occurrence of a “change of control” (as defined in the ESOP) or (ii) the date after the occurrence of the change of control on which a termination notice is served to the participant by MoonLake AG (other than a bad leaver termination, described below) or by the participant for good cause (as defined under Swiss law or any other applicable foreign law).
Options granted under the ESOP are subject to forfeiture in the event of certain terminations of employment. In the event the participant’s termination of employment is a “good leaver” (as defined in the ESOP) termination, options that are vested as of the effective date of the termination will remain vested and exercisable through their expiration date, and options that are unvested on the date the termination becomes effective will be forfeited. In the event the participant’s termination of employment is a “bad leaver” (as defined in the ESOP) termination, all of the participant’s options (both vested and unvested) will be forfeited. If such a bad leaver termination occurs before the end of the vesting period of the option, MoonLake AG may also repurchase at the nominal value the shares acquired by the participant upon the exercise and settlement of the vested portion of the option. In addition, MoonLake AG has a right of first refusal with respect to shares acquired by a participant upon an exercise of an option under the ESOP.

CERTAIN INFORMATION ABOUT OUR ORDINARY SHARES
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information known to us regarding the beneficial ownership of our voting ordinary shares as of March 1, 2023, by:
•	each shareholder or group of shareholders known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of each class of our voting ordinary shares;
•	each of our directors and nominees;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including any shares that the individual has the right to acquire within 60 days after the date of this table. Unless otherwise indicated, to our knowledge and subject to community property rules, we believe that all persons named in the table below have sole voting and sole investment power with respect to the voting securities beneficially owned by them.
Pursuant to our MAA, each Class A Ordinary Share entitles the holders thereof to one vote per share and such economic rights as are set forth in the MAA, and each Class C Ordinary Share entitles the holders thereof to one vote per share, but carries no economic rights.
The beneficial ownership in the table below is based on 39,154,203 Class A Ordinary Shares and 13,546,908 Class C Ordinary Shares outstanding as of the date of this table.
Name and Address of Beneficial Owners	Number of Class A Ordinary Shares	% Class A Ordinary Shares	Number of Class C Ordinary Shares	% Class C Ordinary Shares	% Total Voting Power
Named Executive Officers and Directors(1)
Dr. Jorge Santos da Silva	—	––	3,363,870	24.8%	6.4%
Dr. Kristian Reich(2)	—	––	3,363,870	24.8%	6.4%
Matthias Bodenstedt(3)	—	––	915,376	6.8%	1.7%
Dr. Andrew Phillips(4)	15,000	*	—	––	*
Simon Sturge(5)	15,000	*	342,980	2.5%	*
Spike Loy	—	––	—	––	––
Dr. Kara Lassen	—	––	—	––	––
Catherine Moukheibir(4)	15,000	*	—	––	*
Dr. Ramnik Xavier(4)	15,000	*	—	––	*
All Current Executive Officers and Directors as a Group (Nine Individuals)(6)	60,000	*	7,986,096	59.0%	15.3%
Greater than Five Percent Holders
Certain funds managed by BVF Partners L.P.(7)	21,751,284	55.6%	—	––	41.3%
Entities affiliated with Bihua Chen(8)	6,892,100	17.6%	—	––	13.1%
Merck Healthcare KGaA, Darmstadt, Germany, an affiliate of Merck KGaA, Darmstadt Germany(9)	—	––	3,330,231	24.6%	6.3%
Entities affiliated with Citadel Advisors LLC(10)	2,886,092	7.4%	—	––	5.5%
Florian Schönharting(11)	2,051,961	5.2%	—	––	3.9%
Arnout Michiel Ploos van Amstel	176,603	*	1,580,817	11.7%	3.3%
*	Represents beneficial ownership of less than one percent.
(1)	Unless otherwise noted, the business address of each of the entities or individuals listed is Dorfstrasse 29, 6300 Zug, Switzerland.
(2)
Includes 3,027,483 Class C Ordinary Shares held by JeruCon Beratungsgesellschaft mbH and 336,387 Class C Ordinary Shares held by Dr. Reich. Dr. Reich may be deemed to beneficially own the shares held by JeruCon Beratungsgesellschaft mbH. Does not reflect the April 5,

2023 exchange of (i) 14,864 MoonLake AG Common Shares held by JeruCon Beratungsgesellschaft mbH for 500,006 Class A Ordinary Shares, in connection with which 500,006 Class C Ordinary Shares were automatically cancelled for no consideration and (ii) 2,916 MoonLake AG Common Shares held by Dr. Reich for 98,090 Class A Ordinary Shares, in connection with which 98,090 Class C Ordinary Shares were automatically cancelled for no consideration, as reported in a Form 4 filed on April 7, 2023.
(3)
Does not reflect the April 5, 2023 exchange of 16,586 MoonLake AG Common Shares for 557,931 Class A Ordinary Shares, in connection with which 557,931 Class C Ordinary Shares were automatically cancelled for no consideration, as reported in a Form 4 filed on April 7, 2023.

(4)	Consists entirely of Class A Ordinary Shares underlying options exercisable within 60 days of the date of this table.
(5)	Includes 342,980 Class C Ordinary Shares and 15,000 Class A Ordinary Shares underlying options exercisable within 60 days of the date of this table.
(6)	Includes 7,986,096 Class C Ordinary Shares and 60,000 Class A Ordinary Shares underlying options exercisable within 60 days of the date of this table.
(7)
Based on a Schedule 13D filed on April 18, 2022 and consists of (i) 11,265,678 Class A Ordinary Shares held by Biotechnology Value Fund, L.P. (“BVF”), (ii) 9,005,700 Class A Ordinary Shares held by Biotechnology Value Fund II, L.P. (“BVF2”), (iii) 1,420,317 Class A Ordinary Shares held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) and (iv) 59,589 Class A Ordinary Shares held by a certain managed account (the “Partners Managed Account”). BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”), as the investment manager of each of BVF, BVF2, Trading Fund OS and the Partners Managed Account, and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS and held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mark Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. Each of the entities and Mr. Lampert disclaim beneficial ownership of the shares he or it does not directly own. The business address for each of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, Partners, BVF Inc. and Mr. Lambert is 44 Montgomery St. 40th Floor, San Francisco, California 94104. The business address of each of Trading Fund OS and Partners OS is P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)
Based on a Schedule 13G filed on March 31, 2023 and consists of 6,892,100 Class A Ordinary Shares held for the benefit of investment funds for which Cormorant Asset Management, LP serves as the investment manager and for the Sponsor. Ms. Chen serves as the general partner of Cormorant Asset Management, LP and as manager of the Sponsor and holds shared voting and dispositive power over the shares. Ms. Chen disclaims beneficial ownership of the shares except to the extent of her pecuniary interest therein. The business address of Ms. Chen is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(9)
Based on a Schedule 13G/A filed on January 27, 2023 and consists of 3,330,231 Class C Ordinary Shares issued to Merck KGaA, Darmstadt, Germany (“MHKDG”) pursuant to the Business Combination Agreement. MHKDG is an affiliate of Merck KGaA Darmstadt, Germany. MHKDG is a dominantly controlled subsidiary of Merck KGaA, Darmstadt, Germany and E. Merck KG, Darmstadt Germany. Merck KGaA, Darmstadt, Germany is a publicly traded company (Frankfurt Stock Exchange, DAX 40) and the beneficiary of MHKDG. Merck KGaA, Darmstadt Germany is dominantly controlled by E.Merck KG, Darmstadt Germany. Each of Merck KGaA, Darmstadt, Germany, and E. Merck KG, Darmstadt, Germany may be deemed to beneficially own the shares held of record by MHKDG. Does not reflect an April 4, 2023 exchange of MoonLake AG Common Shares for Class A Ordinary Shares, in connection with which a corresponding number of Class C Ordinary Shares were automatically cancelled for no consideration. The business address of MHKDG and Merck KGaA, Darmstadt, Germany is Frankfurter Strasse 250, 64293 Darmstadt, Germany. The business address of E. Merck KG, Darmstadt, Germany is Emanuel-Merck-Platz 1, 64293 Darmstadt, Germany.

(10)
Based on the Schedule 13G/A filed by Citadel Advisors LLC (“Citadel Advisors”) with the SEC on February 14, 2023. Consists of Class A Ordinary Shares held by various entities affiliated with Citadel Advisors, including Citadel Multi-Strategy Equities Master Fund Ltd. (“CM”), Citadel CEMF Investments Ltd. (“CCIL”), and Citadel Securities LLC (“Citadel Securities”). Citadel Advisors is the portfolio manager for CM and CCIL. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Each of Citadel Advisors, CAH and CGP may be deemed to beneficially own the shares held by CM and CCIL. Citadel Securities Group LP (“CALC4”) is the non-member manager of Citadel Securities. Citadel Securities GP LLC (“CSGP”) is the general partner of CALC4. Each of CALC4 and CSGP may be deemed to beneficially own the shares held by Citadel Securities. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Mr. Griffin may be deemed to beneficially own the shares held by CM, CCIL and Citadel Securities. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel-related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The business address of Mr. Griffin and the Citadel-related entities is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.

(11)	Based on Company records as of October 6, 2022.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. To our knowledge, based solely on our review of Forms 3, 4 and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2022, we believe that our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act, except that, due to administrative error, one Form 4 reporting option awards was filed late with respect to each of Drs. Phillips and Xavier, Mr. Sturge and Ms. Moukheibir.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table contains information about our equity compensation plans as of December 31, 2022. As of December 31, 2022, we had outstanding awards under the MoonLake Immunotherapeutics 2022 Equity Incentive Plan (the “Incentive Plan”), as well as outstanding awards under the ESOP and the ESPP as described below.
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,929,893(1)	$5.32(2)	3,661,969(3)
Equity compensation plans not approved by security holders	—	—	—
Total	2,929,893	$5.32	3,661,969
(1)
Includes (i) 180,000 share options granted under the Incentive Plan; (ii) 15,220 shares of MoonLake AG subject to options granted under the ESOP which may ultimately be converted into 511,979 MoonLake Immunotherapeutics Class A Ordinary Shares issuable under the Incentive Plan and (iii) 66,528 shares of MoonLake AG purchased under the ESPP which, together with 2,237,914 MoonLake Immunotherapeutics Class C Ordinary Shares, may ultimately be converted into 2,237,914 MoonLake Immunotherapeutics Class A Ordinary Shares issuable under the Incentive Plan. Please refer to Note 12 — Shareholders’ Equity (Deficit) — Class C Ordinary Shares of our audited consolidated financial statements as of and for the period ended December 31, 2022 in our Annual Report on Form 10-K for more information regarding the conversion mechanics.

(2)
Reflects the weighted-average exercise price of share options granted under the Incentive Plan and the ESOP. The weighted-average exercise price does not take into account for shares of MoonLake AG purchased under the ESPP.

(3)	Represents shares available under the Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of each transaction or series of similar transactions since January 1, 2021, or any currently proposed transaction, to which we were or are a party in which:
•	the amount involved exceeds $120,000; and
•
any of our directors or executive officers, any holder of more than 5% of any class of our voting ordinary shares or any member of his or her immediate family had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.
Helix’s Related Party Transactions
Administrative Support Agreement
Prior to the Merger Closing, Helix utilized office space at 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116 from the Sponsor as its executive offices. Helix paid the Sponsor $10,000 per month for office space, utilities, administrative services and remote support services provided to members of its management team. Upon the Merger Closing, Helix ceased paying these monthly fees.
No compensation of any kind, including finder’s and consulting fees, was paid by Helix to the Sponsor, Helix’s officers and directors, or any of Helix’s or their respective affiliates, for services rendered prior to or in connection with the Merger Closing. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on Helix’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Helix’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, Helix’s officers and directors, or Helix’s or their affiliates.
Amended Sponsor Agreement
On October 4, 2021, Helix, the Sponsor, and others entered into the Amended Sponsor Agreement. Pursuant to the Amended Sponsor Agreement, the Sponsor and the officers and directors of Helix (the “Insiders”) agreed to (i) waive the anti-dilution and conversion price adjustments set forth in Helix’s prior MAA with respect to the Class B Ordinary Shares held by the Sponsor and Insiders and (ii) vote in favor of approval of the adoption of the Business Combination Agreement, the Merger and certain other proposals presented by Helix for approval by Helix’s shareholders.
Loan to MoonLake AG by the Cormorant Lender
On February 20, 2022, Helix, MoonLake AG, Cormorant Private Healthcare Fund IV, L.P., an affiliate of the Sponsor and certain of Helix’s officers and directors (the “Cormorant Lender”), and BVF, BVF2 and Trading Fund OS (the “BVF Shareholders”) entered into the Convertible Loan Agreement, pursuant to which the Cormorant Lender loaned to MoonLake AG an aggregate principal amount of $15,000,000 to finance MoonLake AG’s general corporate purposes until the Merger Closing, including product and technology development, operations, sales and marketing, management expenses and salaries. The loan was interest-free and unsecured. The loan was repaid in full at the Merger Closing.
Amended and Restated Registration Rights Agreement
On April 5, 2022, MoonLake AG, the Sponsor and the ML Parties, entered into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the parties thereto were granted certain customary registration rights with respect to Class A Ordinary Shares beneficially held by them, directly or indirectly, and subject to transfer restrictions with respect to the Class A Ordinary Shares and Class C Ordinary Shares beneficially held by them, as applicable.
Restated and Amended Shareholders’ Agreement
On April 5, 2022, MoonLake AG, Helix and the ML Parties entered into a Restated and Amended Shareholders’ Agreement (the “A&R Shareholders’ Agreement”). With the intent to approximate the rights, obligations and restrictions that an ML Party would enjoy if it were a holder of Class A Ordinary Shares, the A&R Shareholders’ Agreement:

(i) imposes certain transfer and other restrictions on the ML Parties, (ii) provides for the waiver of certain statutory rights and (iii) establishes certain mechanics whereby MoonLake and each of the ML Parties are able to effect the conversion of MoonLake AG Common Shares and Class C Ordinary Shares into a number of Class A Ordinary Shares equal to an exchange ratio of 1 MoonLake AG Common Share for 33.638698 Class A Ordinary Shares.
MoonLake’s Related Party Transactions
SLK License with MHKDG
In April 2021, MoonLake AG entered into a license agreement and related side letter with MHKDG, pursuant to which MoonLake AG acquired the right and license under MHKDG’s patents, licenses, materials and exclusive know-how to develop, manufacture, use, sell, offer for sale, export and import and otherwise commercialize on a world-wide basis (the “License Agreement”). The aggregate purchase price consisted of an upfront cash payment in the amount of $25 million and a transfer of shares in MoonLake AG representing a 9.9% ownership stake in MoonLake AG following the transaction. Subject to the terms of the license agreement, milestone cash payments of up to EUR 307.1 million ($327.5 million using a December 31, 2022 exchange rate) are potentially payable, of which $8.0 million has been recognized as expense in 2022. Future milestones will become payable upon regulatory filing acceptances in the US, in the European Union and Japan, first commercial sales in these geographies, and meeting certain annual thresholds in global net sales. In addition, the License Agreement requires us to pay royalties within the range of low to mid-teen percent of net sales.
Loan from BVF
On October 15, 2021, MoonLake AG entered into a loan agreement, as amended, with the BVF Shareholders, pursuant to which the BVF Shareholders loaned $8,139,000, $5,946,000, and $915,000, respectively ($15,000,000 in aggregate), for general corporate purposes of MoonLake AG, including product and technology development, operations, sales and marketing, management expenses, and salaries. The loan was interest-free and was repaid in full on April 11, 2022.
Board Member Agreements
On September 25, 2021, MoonLake AG entered into a board member agreement with Mr. Sturge, pursuant to which Mr. Sturge was granted the right to purchase up to $500,000 of equity in MoonLake AG in exchange for his service as a director, which right was exercised.
Indemnification Agreements
Cayman Islands law does not limit the extent to which a company’s MAA may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The MAA provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We maintain directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify, hold harmless, exonerate and to advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our Company or our subsidiaries.
Related Party Transaction Policy
We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person (as defined above) are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances.

Under the policy, if a transaction has been identified as a related person transaction, our Audit Committee must review the material facts and either approve or disapprove of the entry into the transaction. If advance approval of the transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the next regularly scheduled meeting. In addition, under our Conduct and Ethics Code, our employees and directors have an affirmative responsibility to avoid activities that create or give the appearance of a conflict of interest, and directors and executive officers must consult and seek prior approval of potential conflicts of interest from the Audit Committee. In considering related party transactions, our Audit Committee will take into account the relevant available facts and circumstances including, but not limited to:
•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and
•	the extent of the related person’s interest in the transaction.
The related party transactions described above were consummated prior to our adoption of the formal, written policy described above, and, accordingly, the foregoing policies and procedures were not followed with respect to these transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions at such time.

OTHER MATTERS
Shareholder Proposals and Director Nominations for Next Year’s Annual General Meeting
Pursuant to Rule 14a-8 of the Exchange Act, shareholders who wish to submit proposals for inclusion in the proxy statement for the 2024 Annual General Meeting of Shareholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Central European Time) on December 28, 2023 and must comply with Rule 14a-8 of the Exchange Act. The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement.
As set forth in our MAA, if a shareholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2024 Annual General Meeting of Shareholders, the shareholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual general meeting; provided, however, that if the date of the annual general meeting is more than 30 days before or after such anniversary date, the shareholder’s notice must be delivered not later than the later of (x) the close of business on the 90th day prior to such annual general meeting and (y) if the first public announcement of the date of such meeting is less than 100 days prior to the meeting, 10 days following the date of the first public announcement of the meeting date. Therefore, unless the 2024 Annual General Meeting of Shareholders is more than 30 days before or after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a 8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 8, 2024 and no later than the close of business (6:00 p.m. Central European Time) on March 9, 2024. Any such director nomination or shareholder proposal must be a proper matter for shareholder action and must comply with the terms and conditions set forth in our MAA. If a shareholder fails to meet these deadlines or fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition to satisfying the deadlines in the advance notice provisions of our MAA, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2024 Annual General Meeting of Shareholders must provide the notice required under Rule 14a-19 of the Exchange Act to our Corporate Secretary in writing not later than the close of business (6:00 p.m. Central European Time) on April 8, 2024. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
Delivery of Documents to Shareholders Sharing an Address
A number of brokerage firms have adopted a procedure approved by the SEC called “householding”. Under this procedure, certain shareholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2022, until such time as one or more of these shareholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call 41-41-510-8022, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.
Availability of Additional Information
We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including exhibits, on the written or oral request of any shareholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call the number above.

MOONLAKE IMMUNOTHERAPEUTICS
DORFSTRASSE 29
ZUG, SWITZERLAND 6300

SCAN TO
VIEW MATERIALS & VOTE

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V08944-P89084

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MOONLAKE IMMUNOTHERAPEUTICS

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of two Class I director nominees to serve until the 2026 Annual General Meeting of Shareholders or until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dr. Kara Lassen
02) Spike Loy

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V08945-P89084

MOONLAKE IMMUNOTHERAPEUTICS
2023 Annual General Meeting of Shareholders
June 7, 2023 8:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dr. Jorge Santos da Silva, Dr. Kristian Reich and Matthias Bodenstedt, or any of them, as proxies and attorneys-in-fact, each with the power to act without the other and with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this card, all of the Class A shares and/or Class C shares (as applicable) of MOONLAKE IMMUNOTHERAPEUTICS that the shareholder(s) is/are entitled to vote at the 2023 Annual General Meeting of Shareholders to be held at the offices of Gibson, Dunn & Crutcher LLP, located at 200 Park Avenue, New York, New York 10166 on Wednesday, June 7, 2023 at 8:00 a.m. Eastern Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this card are unavailable for election or unable to serve, the Class A shares and/or Class C shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

Continued and to be signed on reverse side